UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2015

SOLAR POWER, INC.

(Exact name of registrant as specified in its charter)

California	000-50142	20- 4956638
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3400 Douglas Boulevard, Suite 285

Roseville, California 95661-3875

(Address and telephone number of principal executive offices) (Zip Code)

(916) 770-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 30, 2015, Solar Power, Inc. (the “Company”) and Meitai Investment (Suzhou) Co., Ltd., (“Meitai Investment”), a wholly owned subsidiary of the Company, entered into a share purchase agreement (the “Share Purchase Agreement”) with Shanghai All-Zip Roofing System Group Co., Ltd. (“All-Zip”), a company established in China, and all of its shareholders (collectively, the “All-Zip Sellers”) for the acquisition of 100% of the equity interest in All-Zip. Pursuant to the Share Purchase Agreement, Meitai Investment agreed to purchase from the All-Zip Sellers 100% of the equity interest in All-Zip for an aggregate consideration of RMB275 million to be settled with the Company’s shares of common stock at $2.38 per share (the “Shares”), subject to customary closing conditions and other terms and conditions set forth in the Share Purchase Agreement.

The foregoing summary of the terms and conditions of the Share Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The Company agreed to issue the Shares pursuant to the terms and conditions of the Share Purchase Agreement discussed in Item 1.01. The proposed issuance of the Shares as aforementioned is exempt from registration upon reliance of Regulation S promulgated under the Securities Act of 1933, and amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

10.1	Translation of Share Purchase Agreement by and among Solar Power, Inc., Meitai Investment (Suzhou) Co., Ltd., Zhong Junhao, Li Jin, Tong Ling Hong Xin Ling Xiang Investment Partnership, Shanghai Yi Ju Sheng Yuan Investment Center, Shanghai Ninecity Investment Holding (Group) Ltd., Shanghai Yi Ju Sheng Quan Equity Investment Center, Shanghai Panshi Investment Co., Ltd. and Shanghai All-Zip Roofing System Group Co., Ltd. dated April 30, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a California Corporation

Dated: April 30, 2015	/s/ Amy Jing Liu Name: Amy Jing Liu Title: Chief Financial Officer

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